EXHIBIT 99.1

NEWS RELEASE
American Announces New Participant at Fetter Project
and Provides Operational Updates
Red Technology Alliance, LLC to Fund and Halliburton
To Manage The Next Phase of Drilling at the Fetter Project
     DENVER, January 22, 2007 — American Oil and Gas, Inc. (AMEX: AEZ) has signed a participation agreement with Red Technology Alliance LLC (“RTA”), which gives RTA the option to fund 100% of the drilling, completion and equipping of the next three to four wells at Fetter, and a project management agreement under which Halliburton has been engaged to manage the operations funded by RTA. Upon the completion of this drilling program, RTA will have earned assignment of 25% ownership in approximately 53,000 gross (approximately 50,000 net) acres in the Fetter acreage position, where American currently owns a 92.5% ownership interest. Drilling of the first well in this next phase of drilling is expected to commence by the end of January, as the drilling rig has begun to arrive on location, and rig up is in process.
     RTA focuses on technically demanding development and exploitation projects, primarily in the Rocky Mountains and Offshore Gulf of Mexico, that it believes holds the potential for significant upside utilizing Halliburton’s cutting edge expertise and technology.
     American and North Finn, LLC (project operator and owner of the remaining 7.5% ownership interest in the Fetter net acreage position) have agreed to allow RTA to fund the next well at Fetter, which is targeted to be drilled horizontally into the 11,500’ deep Frontier formation. Drilling of the next two to three wells will be at the option of RTA, with the second well designed to be drilled vertically to test the productive potential of completing the well in three separate gas bearing formations. After this vertical well is drilled, RTA has the option to fund the drilling of one additional horizontal well or two additional vertical wells. In all these wells, RTA will own a 75% working interest and will carry American and North Finn through the tanks for 23.125% and 1.875%, respectively, and the operations will be managed by Halliburton. Upon completion of this three to four well program, RTA will have earned a 25% ownership interest in the undrilled acreage, and American would retain a 69.375% ownership interest in the undrilled acreage.
     Pat O’Brien, American’s CEO commented, “This is an important phase of drilling in the Fetter Project that will build off of information obtained from past and current drilling and completion activities. Having RTA and the experience and expertise of Halliburton behind us is enormously valuable. In order to earn the 25% ownership interest in the Fetter acreage, RTA will need to drill three to four wells under this agreement. Including drilling, completion, stimulation, production facilities and related planning and support, RTA’s capital expenditures could be more than $20 million to fund these wells.”
     The existing agreement at Fetter with Turnkey E&P Inc., has been modified and Turnkey now has the option, until February 5, 2007, to purchase a 5% net ownership interest in the Fetter acreage position from American and North Finn for $950 per net acre.

OPERATIONAL UPDATES:
•	Fetter Project (Converse County, Wyoming)

Completion operations are continuing on the State 4-36 well. Four and one-half inch production casing was run to the total measured depth of 12,498 feet and remedial work that was underway through December has been successfully concluded. During the completion process, it was determined that the State 4-36 wellbore was drilled through the targeted Frontier formation at an approximate 53 degree angle instead of the desired horizontal angle of approximately 90 degrees. As a result of this reduced angle and limited footage drilled into the target interval within the Frontier formation, production results from the State 4-36 well are not expected to be representative of what American believes is possible from a 2,000 foot horizontal lateral wellbore drilled and completed in a fashion as originally planned. Future drilling, under the terms of the agreement with RTA, will include at least one additional well designed to drill a 2,000 foot horizontal lateral wellbore in the Frontier formation.

Completion operations on the State 4-36 well have initially targeted an approximate fifty foot porosity section within the Frontier formation. A 20 foot interval within the porosity section has been perforated and production testing into the sales line commenced on Friday, January 19th. Over the most recent 24 hour period, the well has averaged a flow rate of approximately 2.7 million cubic feet of natural gas per day, approximately 100 barrels of condensate per day, and an average flowing tubing pressure of approximately 1,800 psi. Longer term production testing will be required to fully understand the production and reserve potential of this well. To date, no stimulation or frac work has been performed. American owns a 54% working interest in the State 4-36 well.

•	Goliath Project (Williams County, North Dakota)

Drilling operations at the Evertson AOG Champion 1-25H well, targeting the Mississippian Bakken formation, were completed in December 2006 with the successful drilling of the third of three horizontal laterals. Fracture stimulation of all three horizontal laterals occurred on January 19, 2007. Following the flow back of liquids used during the fracture stimulation process, production testing will commence. American owns a 50% working interest in this well and in the Goliath project. Teton Energy Corporation (AMEX: TEC) is participating in this well with a 25% working interest, and the designated operator, Evertson Operating Company owns the remaining 25% working interest.

•	Krejci Project (Converse and Niobrara Counties, Wyoming)

Brigham Exploration Company (Nasdaq: BEXP), operator of the current drilling and completion activity at the Krejci project, has successfully drilled and is currently completing the second horizontal Mowry well, the Mills Trust 1-12H. This well was drilled vertically to approximately 7,600 feet after which an approximate 1,300 foot horizontal lateral was drilled. A 4-1/2 inch liner was set on the first 885 feet of the lateral. Completion and production testing operations are now underway on the outer 415 feet of lateral open hole leaving the remaining 885 feet of cased section for future evaluation.

Brigham has recently completed fracture stimulation of the remaining 1,381 foot cased hole portion of the first horizontal Mowry well, the Krejci 3-29. The Krejci 3-29 well was previously completed and production tested in just the outer 219 feet of lateral open-hole section which, subsequent to fracture stimulation and the installation of pumping equipment, produced at rates averaging 165 barrels of oil per day over an 11 day testing period. Following flow back of the frac fluids and testing of the recently completed cased hole intervals, Brigham plans to combine and production test all perforated and open intervals in the well. American owns a 45% working interest in these two wells and in the Krejci project.
     American Oil and Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil and Gas, Inc. can be found at the Company’s website: www.americanog.com.
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     This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, the Company’s dependence on future drilling success to produce revenues, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas, Inc. and does not necessarily include the views of any other person or entity.

Contact:
Andrew Calerich, President	Neal Feagans, Investor Relations
303.991.0173 Fax: 303.595.0709	Feagans Consulting, Inc
1050 17th Street, Suite 2400 — Denver, CO 80265	303.449.1184